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                   AMENDMENT TO LOAN AGREEMENT

     This Amendment To Loan Agreement (this "Amendment") is dated as of April 30, 1999, and entered into by and between CV Therapeutics, Inc. ("Debtor"), a Delaware corporation, located at 3172 Porter Drive, Palo Alto, California 94304 and Biotech Manufacturing Ltd., a wholly-owned subsidiary of Biogen, Inc. ("Secured Party"), located at St. Paul's Gate, New Street, St. Helier, Jersey JE48Z, Channel Islands.

                            Recitals

     A. Debtor and Secured Party are parties to that certain Loan Agreement dated as of March 7, 1997, as amended from time to time (the "Loan Agreement"). All capitalized terms used herein without definition shall have the meaning ascribed to them in the Loan Agreement.

      B.    Under  the Loan Agreement, Debtor issued a Promissory
Note dated March 10, 1997, in favor of Secured Party in the amount of Twelve Million Dollars ($12,000,000) (the "Note").

     C. Under this Amendment, the parties desire to amend certain provisions of the Loan Agreement and the Note as provided below.

                            Agreement

     Now Therefore, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree to amend the Loan Agreement and Note as follows:

1.   Amendments.

     (a) Section 2.1(b) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

     "On the EFFECTIVE DATE CVT shall execute and deliver to BML unsecured note, substantially in the form set forth in Appendix A attached hereto and made a part hereof (the "Note"), evidencing the Loan. CVT hereby covenants not to incur or maintain any additional senior indebtedness while any amount under the Note remains unpaid. The Note shall be subordinated to all debt of CVT existing as of March 7, 1999 and may be prepaid by CVT at any time without penalty, in cash or, in case of the Loan Remainder, in CVT Common Stock, registered for resale, priced at its then Fair Market Value (as defined in Section 2.1(i) below), subject to the provisions of subsections (g) and (i) of this
     Section 2.1."

     (b)  The first sentence of Section 2.1(c) of the Loan Agreement
is   hereby  deleted  in  its  entirety  and  replaced  with  the following:

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          "The  Note  shall bear interest on the outstanding
          principal amount thereof at a rate per annum equal to Prime (as defined below) plus one and one half percent (1.5%)."

     (c)  The following is added to the end of Section 5.1 of the Loan
Agreement:

     "Notwithstanding the foregoing, all of CVT's representations, warranties and covenants contained in this Agreement shall terminate upon the termination or expiration of this Agreement. The covenants set forth in Section 2.1(b) shall survive termination or expiration of this Agreement until all amounts due under the Note have been repaid in full."

     (d) The first sentence under the "Interest" section of the Note shall be deleted and replaced with the following:

          "Interest   shall   accrue  on   the   outstanding
          principal balance hereunder at a rate per annum equal to Prime plus 1.5%."


     (e) Section (j) under the "Event of Default" section of the Note shall be deleted in its entirety and replaced with the following:

     There occurs a Change of Control with Borrower. "Change of Control" shall mean the occurrence of any of the following events: (i) the acquisition, whether directly or indirectly, by any person or entity, including a "group" as defined in Section 13(d)(3) of the Exchange Act, of more than forty percent (40%) of the Common Stock of Borrower; (ii) Borrower shall merge or consolidate with or into another corporation with the effect that the persons who were the shareholders of Borrower immediately prior to the effective time of such merger or consolidation hold less than fifty-one percent (51%) of the combined voting power of the outstanding securities of the surviving corporation of such merger or the corporation resulting from such consolidation ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors; or (iii) at any time during any calendar year, fifty percent (50%) or more of the members of the full Board of Directors of Borrower shall have resigned or been removed or replaced.

2.   Miscellaneous.

     (a) Waivers and Amendments. Any provision of this Amendment may be amended, waived or modified only upon the written consent of Debtor and Secured Party.

     (b) Governing Law. This Amendment and all actions arising out of or in connection with this Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware or of any other state.

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     (c)  Successors and Assigns. The rights and obligations of Debtor and Secured Party shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

     (d) Entire Agreement. This Amendment together with the Loan Agreement, the BML Agreement, the Biogen Agreement, the Stock Purchase Agreement and the Note, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

     (e) Severability of this Agreement. If any provision of this Amendment shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     (f) Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.







BIOTECH MANUFACTURING LTD.         CV THERAPEUTICS, INC.

By    /s/ Timothy M. Kish                By    /s/ Louis Lange

Name  Timothy M. Kish                    Name  Louis G. Lange

Title Director                           Title Chairman & CEO